SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          Lincoln National Corporation
                (Name of Registrant as Specified in Its Charter)

                         ______________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount previously paid:

     2) Form, Schedule or Registration Statement No.

     3) Filing Party:

     4) Date Filed:



                                            April 9, 1998



Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Lincoln National Corporation ("LNC") scheduled for Thursday, May 14, 1998, at the Grand Wayne Center, 120 West Jefferson Boulevard, Fort Wayne, Indiana, at 10:00 a.m., local time. LNC's Board of Directors and Management look forward to greeting you if you can attend.

The enclosed Notice of Meeting and Proxy Statement describe the matters to be acted upon at the Meeting. Please review these documents carefully.

It is important that you vote your shares of LNC stock, either in person or through a proxy. If you are unable to attend, please sign, date and mail the enclosed proxy card in the envelope provided.

On behalf of the Board of Directors, thank you for your continued support.

                                            Sincerely,



                                            Ian M. Rolland
                                            Chairman

                          LINCOLN NATIONAL CORPORATION
                               FORT WAYNE, INDIANA

                                    NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS


                                  April 9, 1998

The Annual Meeting of Shareholders of LINCOLN NATIONAL CORPORATION will be held on Thursday, May 14, 1998, at 10:00 a.m., local time, at the Grand Wayne Center, 120 West Jefferson Boulevard, Fort Wayne, Indiana.

The items of business are:

   1.   to elect four directors for three-year terms expiring in 2001, and
   2. to consider and act upon such other matters as may properly come before the meeting.

You have the right to receive this notice and vote at the Annual Meeting if you were a shareholder of record at the close of business on March 20, 1998. Please remember that your shares cannot be voted unless you sign and return a proxy card, vote in person at the Annual Meeting, or make other arrangements to vote your shares.

                                            For the Board of Directors,


                                            C. Suzanne Womack
                                            Secretary



<PAGE 1>



                          LINCOLN NATIONAL CORPORATION
                              200 East Berry Street
                            FORT WAYNE, INDIANA 46802

                                 PROXY STATEMENT

                         Annual Meeting of Shareholders
                                  May 14, 1998

The Board of Directors (the "Board") of Lincoln National Corporation ("LNC" or the "Corporation") is soliciting proxies in order to obtain support for the proposals to be voted on at the annual meeting of LNC shareholders scheduled for May 14, 1998 (the "Annual Meeting"). The matters to be voted upon are set forth in the enclosed Notice of Annual Meeting of Shareholders (the "Notice").

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you execute the attached proxy card, the individuals designated on that card (Ian M. Rolland, Jill S. Ruckelshaus, and C. Suzanne Womack) will vote your shares according to your instructions. If any matter other than Item 1 listed in the Notice is presented at the Annual Meeting, the designated individuals will vote all proxies in the manner they perceive to be in the best interests of the Corporation.

To assist you in deciding how to vote, this Proxy Statement includes narrative information about the Corporation, its officers and directors, nominees for director, and related matters. In addition, a Performance Graph showing the Corporation's performance over a five year period is included on page 23. We have supplemented the narrative disclosure in this Proxy Statement with the following information, all of which is set forth in Tables A through G (beginning on page 26):

          Table                  Name of Table or Graph

            A          Security Ownership of Directors, Nominees And
                       Executive Officers
            B          Security Ownership of Certain Beneficial Owners
            C          Summary Compensation Table
            D          Long-Term Incentive Plans -- Awards In Last Fiscal Year
            E          Option/SAR Grants in Last Fiscal Year
            F          Aggregated Option/SAR Exercises In Last Fiscal Year
                       and Fiscal Year-End Option/SAR Values
            G          Pension Table

Whenever we refer in this Proxy Statement to the "Annual Meeting," we are also referring to any meeting that results from an adjournment of the Annual Meeting. We are first mailing this Proxy Statement to our shareholders on or about
April 9, 1998.



<PAGE 2>

                            SOLICITATION OF PROXIES

Introduction

The attached proxy card allows you to instruct the designated individuals how to vote your shares. You may vote in favor of, against, or abstain from voting on any proposal. In addition, with respect to Item 1 (the election of directors), you may, if you desire, indicate on the proxy card that you are not authorizing the designated individuals to vote your shares for one or more particular nominees.

If you sign a proxy card and deliver it to us, but then want to change your vote, you may revoke your proxy at any time prior to the Annual Meeting by sending us a written revocation or a new proxy, or by attending the Annual Meeting and voting your shares in person.

Who May Solicit Proxies

Directors, officers and employees of the Corporation may solicit proxies on behalf of the Board via mail, telephone, fax, and personal contact. The Corporation may, if necessary, retain a proxy solicitation firm to assist it in the solicitation process, although it has not yet done so.

Costs of Soliciting Proxies

The Corporation will pay the cost of soliciting proxies. Directors, officers and employees of the Corporation will receive no additional compensation for soliciting proxies. If the Corporation retains a proxy solicitation firm, the Corporation will incur additional expenses relating to the solicitation of proxies, the amount of which will depend upon the services to be provided. The Corporation will reimburse certain brokerage firms, banks, custodians and other fiduciaries for the reasonable mailing and other expenses they incur in forwarding proxy materials to the beneficial owners of stock that those brokerage firms, banks, custodians and fiduciaries hold of record.

                                     VOTING

Shareholders Entitled to Vote and Shares Outstanding

You may vote your shares at the Annual Meeting only if you were a shareholder of record at the close of business on March 20, 1998 (the "Record Date"). As of the Record Date, 100,361,657 shares of capital stock of the Corporation were issued, outstanding, and entitled to vote as follows: 100,327,254 shares of Common Stock and 34,403 shares of $3.00 Cumulative Convertible Preferred Stock, Series A (the "Preferred Stock"). You are entitled to one vote for each share of Common Stock and Preferred Stock you own. The number of shares you own (and may vote) is listed on the proxy card.

Information for Participants In Certain Plans

If you participate in the Lincoln National Corporation Employees' Savings and Profit-Sharing Plan or The Lincoln National Life Insurance Company Agents' Savings and Profit-Sharing Plan, the enclosed proxy card, when executed and returned by you, will instruct the trustees of your plan how to vote the shares of LNC Common Stock allocated to your account. If the Corporation's stock books contain identical account information regarding Common Stock that you own directly and Common Stock that you own through one or more of those plans, you will receive a single proxy card representing all shares owned by you. If you participate in an LNC plan and do not return a proxy card to the Corporation, the trustees of your plan will vote the shares in your account in proportion to shares held by your plan for which voting directions have been received.



<PAGE 3>

If you own shares of the Corporation through an employee benefit plan other than those plans mentioned above, you should contact the administrator of your plan if you have questions regarding how to vote your shares.

Quorum

A majority of all outstanding shares entitled to vote at the Annual Meeting constitutes a quorum (i.e., the minimum number of shares that must be present or represented by proxy at the Annual Meeting in order to transact business). Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. ("Broker non-votes" are proxies returned by brokerage firms for which no voting instructions have been received from their principals.) Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the meeting (including any meeting resulting from an adjournment of the Annual Meeting, unless a new record date is set).

Votes Necessary to Adopt Proposals

A plurality of the votes cast is required for the election of directors (Item
1), which means that the four open director seats will be filled by the four director nominees receiving the highest number of votes. If any other matters are properly presented at the meeting, a particular proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions, broker non-votes and, with respect to the election of directors, instructions on a proxy card to withhold authority to vote for one or more of the director nominees will have no effect on the outcome of the relevant vote.

Certain Shareholder-Related Matters

No shareholder proposals are included in this Proxy Statement. See "No Qualifying Shareholder Proposals" on page 25. For information regarding inclusion of shareholder proposals in future proxy statements, see "Shareholder Proposals" on page 24. If shareholders at the Annual Meeting approve the minutes of the 1997 annual meeting of shareholders, that approval will not constitute approval of the matters referred to in those minutes.



                         ITEM 1 - ELECTION OF DIRECTORS

During 1998, the size of the Board was expanded from twelve to thirteen members, and Jon A. Boscia was appointed to fill that vacancy. Two of the Board's current members, Earl L. Neal and Gordon A. Walker, will retire pursuant to the Corporation's Board retirement policy; their terms will expire on May 14, 1998. Eric G. Johnson has been nominated to fill one vacancy. The second vacancy may be filled by the board or by shareholders when a candidate has been found, or the size of the board may be reduced. If you sign the enclosed proxy card and return it to the Corporation, your proxy will be voted for Jon A. Boscia, Eric
G. Johnson, John M. Pietruski, and Gilbert R. Whitaker, Jr. (in each case for a term expiring in the year 2001), unless you specifically indicate on the proxy card that you are withholding authority to vote for one or more of those nominees.

All nominees, other than Mr. Johnson, are current directors of the Corporation and all have agreed to serve on the Board if they are elected. If any nominee is unable (or for whatever reason declines) to serve as a director at the time of the Annual Meeting, proxies will be voted for the election of a qualified substitute nominee or else the size of the Board will be reduced.

More information concerning security ownership, compensation of officers and directors, performance of the Corporation, and other important matters are set forth below under "Additional Information" starting on page 9.



<PAGE 4

NOMINEES FOR TERMS EXPIRING IN 2001


                           Nominated for a Term Expiring in May 2001
                           PRINCIPAL OCCUPATION:
                           President of the Corporation [January 1998 - present]

[Picture]                  FIVE YEAR BUSINESS HISTORY:
                           President and Chief Executive Officer, The Lincoln
                             National Life Insurance Company
                             [October 1996 - January 1998]
                           President and Chief Operating Officer, The Lincoln
                             National Life Insurance Company
                             [May 1994 - October 1996]
                           President, Lincoln Investment Management, Inc.
                             [July 1991 - May 1994]

Jon A. Boscia              OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
Director since 1998        None
Age 45





                           Nominated for a Term Expiring in May 2001
                           PRINCIPAL OCCUPATION:
                           President and Chief Executive Officer of Baldwin Richardson Foods Company (a manufacturer of dessert products and liquid condiments for retail and the food service industry) [December 1997 - present]
[Picture]

                           FIVE YEAR BUSINESS HISTORY:
                           President and Chief Executive Officer, Tristar
                             Industries, Inc. [March 1992 - December 1997]

Eric G. Johnson            OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
Age 47                     None



                           Nominated for a Term Expiring in May 2001
                           PRINCIPAL OCCUPATION AND FIVE YEAR BUSINESS HISTORY:
                           Chairman of Texas Biotechnology Corporation (a research and development company) [ May 1990 - present]
[Picture]
                           OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
                           Hershey Foods Corporation [April 1987 - present] GPU, Inc. [January 1989 - present]
                           McKesson Corporation [July 1990 - present]

John M. Pietruski
Director since 1989
Age 65



<PAGE 5>



                           Nominated for a Term Expiring in May 2001
                           PRINCIPAL OCCUPATION:
                           Dean and Professor of Business Economics, Jones
                              Graduate School of Administration,
                              Rice University [July 1997 - present]
[Picture]
                           FIVE YEAR BUSINESS HISTORY:
                           Professor of Business Economics, School of Business
                             Administration, University of
                             Michigan [January 1979 - July 1997]
                           Provost and Executive Vice President of Academic
                             Affairs, University of Michigan
                             [September 1990 - August 1995]

Gilbert R.                 OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
Whitaker, Jr.              Handleman Company [June 1990 - present]
Director since 1986        Structural Dynamics Research Corporation
Age 66                       [July 1988 - present]
                           Johnson Controls, Inc. [January 1986 - present]


OTHER DIRECTORS OF THE CORPORATION

The identity of, and certain biographical information relating to, the directors of the Corporation who will continue in office after the Annual Meeting are set forth below. As noted above, Earl L. Neal and Gordon A. Walker will retire pursuant to the Corporation's Board retirement policy and their terms will expire on May 14, 1998; accordingly, no biographical information regarding those directors is required to be set forth below.



                           Continuing in Office for a Term Expiring in May 2000 PRINCIPAL OCCUPATION:
                           Chief Financial Officer and Executive Vice President
                             of Eastman Kodak Company (a global imaging products and services company) [February 1994 - present]
[Picture]
                           FIVE YEAR BUSINESS HISTORY:
                           Vice President, International Business Machines
                             Corporation (an information/handling systems, equipment and services company) [1989 - December 1993]
                           President, IBM Credit Corporation (a finance company
                             which finances IBM products and services for IBM customers) [1986 - October 1993]

Harry L. Kavetas           OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
Director since 1990        Eastman Kodak Company [May 1997 - present]
Age 60




<PAGE 6>

                           Continuing in Office for a Term Expiring in May 2000 PRINCIPAL OCCUPATION:
                           Managing Director of Schroder Real Estate Associates (a national real estate investment management firm) [April 1987 - present]
[Picture]
                           FIVE YEAR BUSINESS HISTORY:
                           Managing Director, Schroder Mortgage Associates (a
                             national commercial mortgage investment firm) [April 1993 - present]

M. Leanne Lachman          OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
Director since 1985        Liberty Property Trust [June 1994 - present]
Age 55



                           Continuing in Office for a Term Expiring in May 2000 PRINCIPAL OCCUPATION:
                           Director of Seattle First Bank Corporation
                           [September 1977 - present]

[Picture]                  FIVE YEAR BUSINESS HISTORY:
                           Director, Costco, Inc. (a membership warehouse
                             retailer) [January 1996 - present]
                           Consultant, William D. Ruckelshaus Associates
                             (environmental consultants)
                             [concluded  January 1, 1997]

Jill S. Ruckelshaus        OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
Director since 1975        Sea-First Corporation [September 1977 - present]
Age 61



                           Continuing in Office for a Term Expiring in May 1999 PRINCIPAL OCCUPATION AND FIVE YEAR BUSINESS HISTORY:
                           Chairman and Chief Executive Officer of CARPAT Investments (a private investment company)
                           [1987 - present]
[Picture]
                           OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
                           None
J. Patrick Barrett
Director since 1990
Age 61



<PAGE 7>

                           Continuing in Office for a Term Expiring in May 1999 PRINCIPAL OCCUPATION:
                           President and Chief Executive Officer of Burson-Marsteller (a perception management firm)
                           [May 1995  - present]
[Picture]
                           FIVE YEAR BUSINESS HISTORY:
                           Chairman and Chief Executive Officer, Diversified
                             Communications Group [November 1997 - present]
                           Vice-Chairman, Gulfstream Aerospace Corporation (a
                             manufacturer of business aircraft) [March 1994 -
                             May 1995]
                           Vice-Chairman, Chief Operating Officer and Director,
                             Burson-Marsteller [June 1989 - March 1994]

Thomas D. Bell, Jr.        OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
Director since 1988        Gulfstream Aerospace Corporation
Age 48                       [October 1996 - present]



                           Continuing in Office for a Term Expiring in May 1999 PRINCIPAL OCCUPATION:
                           President and Treasurer of Real Silk Investments, Inc.(a closed-end investment company)
                           [January 1989 - present]
[Picture]
                           FIVE YEAR BUSINESS HISTORY:
                           First Vice President and Director, Moriah Fund, Inc.
                             (a private foundation) [1993 - present]

Daniel R. Efroymson        OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
Director since 1993        Real Silk Investments, Inc. [January 1989 - present]
Age 56                     NBD Bank, N.A. Indiana [December 1985 - present]




<PAGE 8>

                           Continuing in Office for a Term Expiring in May 1999 PRINCIPAL OCCUPATION:
                           Executive Vice President of Philips Electronics
                           (a manufacturer and media company of varied consumer and business electronics products and services) [February 1998 - present]
[Picture]
                           FIVE YEAR BUSINESS HISTORY:
                           Senior Vice President and General Manager, Worldwide
                             Sales, Marketing, Service and Support, Compaq Computer Corporation (a manufacturer of computers) [September 1997 - January 1998]
                           President, Chief Executive Officer and Director,
                             Tandem Computers, Inc. (a manufacturer of computer hardware, servers and networks)
                             [January 1996 - September 1997]
                           President and Chief Executive Officer, UB Networks,
                             Inc. (a computer networking company)
                             [September 1993 - January 1996]
                           President and Chief Executive Officer, AT&T Unix
                             Systems Laboratories (a communications company) [January 1991 - September 1993]

Roel Pieper                OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
Director since 1996        General Magic, Inc. [February 1996 - present]
Age 41                     Veritas Software Corporation [April 1992 - present]
                           UNIFY [February 1997 - present]



                           Continuing in Office for a Term Expiring in May 1999 PRINCIPAL OCCUPATION:
                           Chairman and Chief Executive Officer of the
                           Corporation
[Picture]
                           FIVE YEAR BUSINESS HISTORY:
                           Chairman, The Corporation [January 1992 - present] Chief Executive Officer, The Corporation [May 1977 - present] President, The Corporation [December 1975 - December 1991, January 1997 - January 1998]

Ian M. Rolland             OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
Director since 1975        Tokheim Corporation [March 1981 - present]
Age 64                     NIPSCO Industries, Inc. [April 1978 - present]
                           Norwest Corporation [April 1993 - present]


<PAGE 9>


                             ADDITIONAL INFORMATION

                               SECURITY OWNERSHIP

Security Ownership of Directors, Nominees and Executive Officers

The Corporation has two classes of equity securities: Common Stock and Preferred Stock. Table A on page 26 shows the number of shares of Common Stock and stock units (i.e., non-transferable accounting-entry "units," the value of which is the same as the value of the corresponding number of shares of Common Stock) beneficially owned by each director, nominee for director, and "Named Executive Officer," individually, and by all directors and executive officers as a group (in each case as of February 27, 1998). As of that date, none of the persons listed in that table owned more than 1% of the Corporation's issued and outstanding Common Stock, nor did any of those persons own any Preferred Stock.

Whenever we refer in this Proxy Statement to the "Named Executive Officers," we are referring to those executive officers of the Corporation that the Corporation is required to identify in the Summary Compensation Table on page
28. Those individuals are: Ian M. Rolland, Robert A. Anker, Jon A. Boscia, Richard C. Vaughan, Jack D. Hunter, and Gabriel L. Shaheen. For more information regarding those officers, see Table C and "Summary Annual and Long-Term Compensation" below.

Security Ownership of Certain Beneficial Owners

Table B on page 27 sets forth the names of persons known by the Corporation to own beneficially more than 5% of its Common Stock. Those stockholders include The Dai-ichi Mutual Life Insurance Company (6.7%), The Capital Guardian Companies, Inc. (together with its subsidiary, Capital Research and Management Company) (9.9%), and Sanford C. Bernstein & Co., Inc. (5.6%). The Corporation knows of no one who beneficially owns more than 5% of its Preferred Stock.

                             THE BOARD OF DIRECTORS

COMPOSITION OF THE BOARD OF DIRECTORS; COMPENSATION OF DIRECTORS

The members of the Board, their relevant term of office, and certain biographical information are set forth above under "Item 1 -- Election of Directors." Compensation of the Corporation's directors is discussed below under "Executive Compensation."

COMMITTEES

The Board currently has four standing committees (i.e., committees composed entirely of Board members): the Audit Committee, the Compensation Committee, the Development Committee and the Nominating and Governance Committee. A brief description of each committee is set forth below.

Audit Committee

The members of the Audit Committee are:

          Earl L. Neal (Chairperson)               Daniel R. Efroymson
          J. Patrick Barrett                       Harry L. Kavetas
          Thomas D. Bell, Jr.



<PAGE 10>


Each of the foregoing individuals is a "Non-Employee Director" (i.e., not an officer or employee of the Corporation or its subsidiaries). The principal functions of the Audit Committee are to:

     o review audits performed by independent auditors of the Corporation's consolidated financial statements
     o confer with the Corporation's officers and independent auditors regarding accounting and financial statement matters
     o recommend to the Board the selection, retention, or termination of the independent auditors
     o    review the Corporation's accounting and
          auditing procedures
     o    perform such other related functions as are necessary and desirable

Compensation Committee

The members of the Compensation Committee are:

          John M. Pietruski (Chairperson)          Jill S. Ruckelshaus
          Thomas D. Bell, Jr.                      Gordon A. Walker
          Earl L. Neal

Each of the foregoing individuals is a Non-Employee Director. The principal functions of the Compensation Committee are to:

     o review and confer on the selection and development of officers and key personnel
     o select and recommend to the Board for approval candidates for chairman of the board and chief executive officer
     o establish salaries for executive officers and approve salaries for other officers and key personnel
     o approve the payment of bonuses (both discretionary and contractual) for officers and key personnel
     o approve employment contracts and agreements for officers and key personnel
     o recommend to the Board the establishment of employee and officer retirement, group insurance and other benefit plans
     o approve certain modifications to employee benefit plans if the present value of all such modifications over the five calendar years after their effectiveness is not, according to actuarial estimates, greater than $10 million
     o administer benefit plans of the Corporation that are designed to comply with the provisions of Rule 16b-3(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")
     o    perform such other related functions as are necessary or desirable

Development Committee

The members of the Development Committee are:

          M. Leanne Lachman (Chairperson)         Roel Pieper
          J. Patrick Barrett                      John M. Pietruski
          Daniel R. Efroymson                     Gilbert R. Whitaker, Jr.



<PAGE 11>

The Development Committee generally may authorize the following transactions and expenditures having a value greater than $5 million but not more than $10 million:

     o acquisitions or divestitures of companies, assets or blocks of business, mergers, strategic investments and joint ventures
     o     capital commitments or expenditures for leases and asset purchases
     o     sale of an equity interest in a company
     o purchases by the Corporation or its affiliates of securities issued by the Corporation or any of its affiliates
     o     issuance of securities by the Corporation or any of its affiliates
     o acquisitions or dispositions of information systems development projects
     o other transactions referred to the Development Committee by the chief executive officer

The Development Committee also may authorize capital transactions between affiliates (excluding dividends) having a value greater than $40 million but not more than $100 million.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are:

          Gilbert R. Whitaker, Jr. (Chairperson)
          Ian M. Rolland
          Jill S. Ruckelshaus
          Gordon A. Walker

The principal functions of the Nominating and Governance Committee are to:

     o    nominate directors for election by shareholders
     o    nominate directors to fill vacancies on the Board
     o    compensate and reimburse directors
     o    establish the retirement policy and benefit plans for directors
     o    determine the size of the Board
     o    review committee appointments
     o    develop Board governance principles

Although the Nominating and Governance Committee does not solicit shareholder recommendations regarding director nominees to be proposed by the Board, it will consider such recommendations if they are made. Recommendations regarding director nominees to be proposed by the Board, along with relevant qualifications and biographical material, should be sent to the Secretary of the Corporation.

Director nominees to be proposed by a shareholder at a shareholders' meeting must comply with the provisions of the Corporation's Bylaws (see "Shareholder Proposals" on page 24).

ATTENDANCE AT MEETINGS

During 1997, the Board held 5 regularly scheduled meetings and 5 special meetings. In addition, the Audit Committee and Compensation Committee each met 6 times; the Development Committee met 7 times; and the Nominating and Governance Committee met 5 times. All directors, except Roel Pieper, attended 75% or more of the aggregate meetings of the Board and Board committees which he or she was eligible to attend. The Corporation believes attendance at meetings is only one criterion for judging the contribution of individual directors, and all directors have made substantial and valuable contributions to the management of the Corporation.



<PAGE 12>

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following persons served as members of the Corporation's Compensation Committee during the 1997 fiscal year: Thomas D. Bell, Jr., Earl L. Neal, John
M. Pietruski, Jill S. Ruckelshaus and Gordon A. Walker. No member of the Compensation Committee had an "interlock" reportable under Section 402(j) of Regulation S-K, and no member was an employee, officer or former officer of the Corporation or its subsidiaries.


                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, the Corporation's directors, its executive officers (including all Named Executive Officers), and any persons beneficially owning more than ten percent of any class of the Corporation's equity securities (collectively, "Reporting Persons") are required to report their initial ownership of such securities (on Form 3) and any subsequent changes in that ownership (on Form 4 or 5) to the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Those reports must be filed within a certain time period, and a copy of each report must be sent to the Corporation. Based solely on written representations of the Reporting Persons, and copies of the reports that were filed with the SEC, the Corporation is not aware of any failure by a Reporting Person to timely file a Section 16(a) report.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

Responsibilities and Composition of the Compensation Committee

The Corporation's executive compensation programs are administered by the Compensation Committee (the "Committee"), a committee of the Board of Directors comprised exclusively of Non-Employee Directors. The Committee approves all compensation plans and awards for the Corporation's executive officers. None of these Non-Employee Directors have any interlocking or other relationships that would call into question their independence as Committee members, nor have any ever served as officers of the Corporation.

Compensation Philosophy

The Committee believes that the Company's executive officers' compensation should be determined according to the following principles:

     o Maximize long-term shareholder value creation. To accomplish this objective, the Committee develops executive compensation policies which are consistent with and linked to the Corporation's strategic business objectives.

     o Provide a direct link between executive compensation and the Corporation's financial performance and total long-term shareholder return.

     o Focus management on the long-term interests of shareholders. A significant portion of compensation for executive officers is long-term and at-risk. Less emphasis is placed on annual compensation.

     o Attract and retain the best individuals in the financial services industry.


<PAGE 13>

     o Make base pay competitive with selected companies within the Corporation's market. Total direct compensation will be average or below average for average or below average financial performance but will be in the top quartile for top quartile financial performance. The market to which we compare includes the Peer Group included in the Performance Graph on page 23, as well as other companies in our industry.

     o Align the financial interests of executive officers with those of shareholders by providing significant equity-based long-term incentives. The Corporation requires officers to meet specific share ownership requirements based upon a multiple of their base salary, as set forth below:

              Title of Officer                   Multiple of Base Salary
              ----------------                   -----------------------
              Chief Executive Officer            8 times
              President                          7 times
              Executive Vice President           6 times
              Senior Vice President              4 times
              Vice President                     2 times
              Below Vice President               1 time

     These guidelines were established in 1993 and officers currently in the same positions as then are expected to meet them no later than the end of 1998. Newly appointed officers have five years to achieve the guideline. All of the Named Executive Officers have exceeded their guideline.



Compensation Methodology

The Corporation strives to provide a comprehensive executive compensation program that is both innovative and competitive in order to attract and retain superior executive talent.

Each year the Committee reviews market data and assesses the Corporation's competitive position in each component of executive compensation, including base salary and incentive compensation.

The primary market comparison is a broad-based survey of thirty-nine (39) companies in the financial services industry conducted by a well-known and respected compensation consulting firm. Target compensation is based on the average of actual compensation, adjusted to reflect differences in size among these companies.

This survey was selected because the companies in the survey operate in businesses similar to the Corporation's and compete for executives with experience and skills similar to those the Corporation requires. The Committee also considered the technical competence of the survey firm. Several additional broad-based surveys are also consulted for purposes of verifying the findings of the primary survey and for a broader analysis of trends in executive compensation.

Compensation decisions regarding individual executives are also based on factors such as individual performance, level of responsibility and unique skills.

Compensation Components and Process

The primary components of executive compensation used by the Committee are:

                  o        Base Pay
                  o        Long-term Incentives
                  o        Benefits

These components are discussed below.



<PAGE 14>

     Base Pay

     The Corporation has established executive base pay "bands" and assigned each executive to a band of compensation based on his or her job responsibilities.

     Compensation recommendations for each executive officer (except the CEO) are provided to the Committee by the CEO.

     Annual base salary is designed to compensate executives for their sustained performance. Salary is based on: (1) market compensation data; (2) individual performance; and (3) increase guidelines approved by the Committee. The Committee approves in advance all salary increases for executive officers. Salaries for executive officers for 1997 were projected to be slightly below the median of the compensation peer group.

     Long-term Incentives

     Long-term incentives comprise the largest portion of total compensation for executive officers. These incentives are provided through annual grants of stock options and cash incentive awards. For 1997, approximately 65% of the value of the Named Executive Officers' total compensation was variable. The Committee has the authority to convert cash incentive awards into restricted stock or restricted stock units, thus creating three forms of long-term incentives utilized for key executives: stock options, restricted stock or stock units, and cash awards. In any given year, an executive may receive a combination of all or some of these incentives, depending on circumstances such as individual and corporate performance.
     The long-term incentive plans are discussed below:

         Stock Options: Stock option grants provide the opportunity to purchase shares of the Corporation's Common Stock at Fair Market Value (the average of the high and low trading prices on the day preceding the date of the grant). The objective of these grants is to increase executive officers' equity interest in the Corporation and to allow them to share in the appreciation of the Corporation's Common Stock. Stock options only have value for the executive officers if the stock price appreciates in value from the date the options are granted. Stock options become exercisable in four equal annual installments beginning on the first anniversary of the grant and have a ten-year term. The Committee has typically granted stock options each year to executive officers at its May meeting. The option grants are for shares of Common Stock authorized under shareholder-approved plans.

         Executives are encouraged to hold shares received upon the exercise of the options, linking their interests to those of shareholders. Executives who sell shares prior to reaching the share ownership guidelines (discussed above) may have future stock option awards reduced or eliminated.

         In granting stock options to executive officers, including the Named Executive Officers, the Committee takes into account the executive's level of responsibility, individual contribution and appropriate total compensation relative to the market. In addition, the Committee takes into account the Chief Executive Officer's award recommendation for the Named Executive Officers. The Committee considers the amounts and terms of option grants as an important component in designing a competitive total compensation package.

         Executive Value Sharing Plan ("EVSP"): In May, 1994, the shareholders of the Corporation approved the amended and restated EVSP so that payments made under the EVSP to the Named Executive Officers might not be subject to the one million dollar limit on deductibility that was enacted by the Omnibus Budget Reconciliation Act of 1993 ("OBRA"). Under the EVSP, participants are awarded bonuses if specified performance objectives are attained. The amounts of these awards depend on the Corporation's or a designated business segment's performance over three-year "Performance Cycles" relative to the performance of other companies contained in a designated "Peer Group." New three-year



<PAGE 15>

         cycles began in 1995 and 1996. Newly promoted or newly hired executives may participate in cycles that are currently running. The Committee approves the participants, establishes the performance goals or formula for measuring the Corporation's or a business segment's performance, determines the Peer Groups, establishes the maximum amounts which can become payable, certifies the extent to which such performance goals or formulas have been attained, and determines the actual award. The first payment under the 1994 shareholder approved plan was made in 1997.

         Those Named Executive Officers who had not yet met their share ownership requirement received restricted stock awards or restricted stock unit awards in lieu of a cash payment for 50% of their awards under the EVSP in 1997. Shares of restricted stock typically are restricted from sale or trade for three years after the end of the Performance Cycle for which they were granted, except in certain situations relating to death, disability or change of control of the Corporation. Executives may vote the shares during the period that the shares are issued but restricted and are compensated (when the restrictions lapse) for dividends that would have been paid if the shares had not been restricted.

         Restricted stock units are a form of deferred compensation, the value of which mirrors the value of a corresponding number of shares of Common Stock. The "restrictions" on restricted stock units lapse three years from the date of grant. Restricted stock units have no voting rights and dividend equivalents are converted to additional stock units.

         The EVSP award for the 1994--1996 Performance Cycle was determined in May 1997. The major considerations by the Committee in determining the awards were the Corporation's 1994--1996 performance at the 70th percentile for increase in adjusted book value (VROE) relative to the Peer Group.

         The 1994--1996 Performance Cycle Peer Group included the following companies: Allstate Corp., American General Corp., CIGNA Corp., The Equitable Companies, Inc., First Colony Corp., Provident Life & Accident, Providian Corporation (formerly Capital Holding Corp.), Reliastar (formerly The NWNL Companies), SAFECO Corp., Torchmark Corp., Transamerica Corp., Travelers Inc., USF&G Corp., and USLIFE Corp.

         The Performance Cycles ending in 1997 and 1998 remain in effect, as discussed below under "Adoption of 1997 Incentive Compensation Plan." Performance Cycle information on the Peer Group will not be available until the end of April 1998; therefore, the EVSP award will be determined after the date of this proxy statement and discussed (along with the composition of the relevant Peer Group) in the Compensation Committee Report in the 1999 proxy statement.

     Benefits

     Benefits offered to key executives are largely those that are offered to the general employee population (with some variation, largely to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits). In general, they provide a safety net for protection against the financial catastrophes that can result from illness, disability or death.

1997 Compensation for the Chief Executive Officer

The Chief Executive Officer's base salary was increased by 7.0% effective July 7, 1997. The Committee also awarded Mr. Rolland options to purchase 78,000 shares of Common Stock at the then "fair market price" of $58.94 per share on May 14, 1997. The Committee determined Mr. Rolland's EVSP award for the 1994--1996 Performance Cycle following methodology adopted pursuant to the EVSP, as approved by shareholders in 1994. This award was $1,450,000. Mr. Rolland exceeded his share ownership requirement. Therefore, the award was paid in cash.


<PAGE 16>

In making 1997 compensation decisions for the Chief Executive Officer, the Committee reviewed the Corporation's positive financial performance during the performance cycle 1994--1996. During this performance cycle, income from operations increased 50% or 14.47% per year in current businesses. Net income increased 94.8% or 24.89% per year in current businesses. Assets increased 50%. The Committee also considered the Chief Executive Officer's leadership in continuing to strategically position the Corporation for the future. During 1997, Mr. Rolland continued to reposition the Corporation which led to the sale of its controlling interest in American States Financial Corporation to SAFECO Corporation and completion of plans to acquire CIGNA's individual life and annuity business (transaction closed on January 2, 1998).

The Committee also considered the Corporation's 1994--1996 performance at the 70th percentile for increase in adjusted book value (VROE) compared to the relevant Peer Group.

Impact of Tax Deduction Limitations on Executive Compensation

The Committee is responsible for addressing tax deduction limitations which make "non-performance-based" compensation to certain executives of the Corporation in excess of $1,000,000 nondeductible to the Corporation. To qualify as "performance-based" compensation, payments must be based on achieving objective performance goals established under an employee benefit plan that is administered by a committee of "outside directors." In addition, the material terms of the plan must be disclosed to and approved by shareholders and the Committee must certify that the performance goals were achieved before payments may be made.

The Committee has taken several steps to minimize the effect of these tax deduction limits on the Corporation's deduction for compensation to be paid to the Named Executive Officers listed on the Summary Compensation Table. The Stock Option Plan was amended to place maximums on the amount of stock options awarded to any officer and the EVSP was approved by shareholders in 1994 (as discussed above). Stock options awarded under the Stock Option Plan and awards paid under the amended EVSP are designed not to count toward the $1,000,000 limit. In addition, instead of amounts being paid in restricted stock for EVSP Performance Cycles that began before 1994, some officers received these amounts as restricted stock units under a deferred compensation arrangement designed to assure deductibility by the Corporation.

Although the Plans meet the requirements for payments to be deductible, the Committee may make payments of compensation to executives that are not deductible in order to recognize exceptional service or to correct below market compensation. Should compliance with the $1,000,000 limit conflict with the Committee's compensation philosophy, the Committee will act in the manner it perceives to be in the best interests of shareholders. The Committee continues to monitor the level of compensation paid to executive officers in order to take any steps which may be appropriate to comply with applicable tax deduction limitations relating to executive compensation.

Adoption of 1997 Incentive Compensation Plan

The Corporation's shareholders approved the Incentive Compensation Plan ("ICP") on May 15, 1997. Although the ICP has superseded the EVSP and the Stock Option Plan, it did not impact awards made in 1997 to the Named Executive Officers.

Awards under the ICP will be based upon Performance Cycles established by the Committee. Compensation decisions relating to the Performance Cycle ending December 31, 1997 will be made in May 1998 and reported in next year's proxy statement. As noted above, Performance Cycles under the EVSP remain in effect for comparative purposes when determining the applicable maximum award payable for the Performance Cycles ending in 1997 and 1998. Regardless of the applicable maximum awards, however, the Committee has discretion to award a lower amount than the maximum.


<PAGE 17>

Relationship With American States Financial Corporation

During 1997, compensation decisions concerning the executive officers of American States Financial Corporation and its subsidiaries ("ASFC"), including Mr. Anker, were made by ASFC's compensation committee (the "ASFC Committee"). However, prior to the sale of ASFC to SAFECO Corporation on October 1, 1997, the ASFC Committee coordinated with the Committee in order to align its compensation programs as nearly as practicable with those of the Corporation.

Conclusion

Executive Compensation is designed to be linked to, and commensurate with, the Corporation's corporate performance, and the Committee believes that the Corporation's performance validates the success of its compensation philosophy. As a result, the Committee believes that its executive compensation policies and programs serve the best interests of the Corporation and its shareholders.(1)

                                      John M. Pietruski, Chairperson
                                      Thomas D. Bell, Jr.
                                      Earl L. Neal
                                      Jill S. Ruckelshaus
                                      Gordon A. Walker



SUMMARY ANNUAL AND LONG-TERM COMPENSATION

The Corporation's compensation program for executive officers for the fiscal year ended December 31, 1997 consisted primarily of salaries, bonuses, and other compensation. Table C on page 28 includes information concerning the annual compensation for services in all capacities to the Corporation and its subsidiaries for the fiscal years ended December 31, 1997, 1996, and 1995 of the Corporation's Named Executive Officers. Under SEC rules, the "Named Executive Officers" include:

     o any person who acted as the Corporation's chief executive officer at any time during 1997,

     o the four other most highly compensated executive officers employed by the Corporation on December 31, 1997, and

     o up to two additional executive officers who would have been required to be listed in the Summary Compensation Table had they been employed by the Corporation (or its subsidiaries) on December 31, 1997

The amount of the awards under the ICP for the Performance Cycle ending in 1997 are not yet available and are not included for 1997 in the Summary Compensation Table on page 28, but will be included in next year's proxy statement. (For estimated payouts, see "Long-Term Incentive Plans" below.)

LONG-TERM INCENTIVE PLANS

As noted above, the awards for the Performance Cycle ending in 1997 under the ICP are not yet available. However, the Performance Cycles under the EVSP remain in effect for comparative purposes in determining


(1) Pursuant to item 402(a)(9) of Regulation S-K promulgated by the Securities and Exchange Commission ("SEC"), the "Compensation Committee Report" shall not be deemed to be filed with the SEC for purposes of the Securities
Exchange Act nor shall such report or such material be deemed to be incorporated by reference in any past or future filing by the Corporation under the Securities Exchange Act or the Securities Act of 1933, as amended.



<PAGE 18>

the maximum award payable for that period. The estimated future payouts for the Performance Cycle ending December 31, 1997, based on the EVSP Performance Cycle, are set forth in Table D on page 30.

STOCK OPTION PLANS

Set forth in Table E on page 31 is information on grants of stock options pursuant to the Stock Option Plan during fiscal year 1997 to the Named Executive Officers. No stock appreciation rights were granted under those Plans during fiscal 1997.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

Table F on page 32 includes information with respect to option exercises in fiscal year 1997 and unexercised options to purchase the Corporation's Common Stock granted to the Named Executive Officers in fiscal year 1997 under the Stock Option Plan and in prior years under the Stock Option Plan and the Corporation's 1982 Stock Option Incentive Plan.

RETIREMENT PLANS

Table G on page 33 shows the estimated annual retirement benefits payable on a straight life annuity basis to participating employees, including the Named Executive Officers, under the Corporation's retirement plans which cover most officers and other employees on a non-contributory basis. Such benefits reflect a reduction to recognize in part the Corporation's cost of Social Security Benefits related to service for the Corporation.

SUPPLEMENTAL RETIREMENT ARRANGEMENTS

Certain officers of the Corporation and its subsidiaries, including all the Named Executive Officers, have entered into salary continuation agreements under the terms of either the Salary Continuation Plan for Executives of Lincoln National Corporation and Affiliates or the American States Executive Salary Continuation Plan ("Salary Continuation Plans"). Under the Salary Continuation Plans, the amount each officer is entitled to receive upon retirement is 2% of his or her final monthly compensation multiplied by the number of years the agreement has been in effect (up to a maximum of 10% of final monthly salary), so long as the officer agrees to an exclusive consulting arrangement with the Corporation until the earlier of the waiver of such arrangement or attainment of age 65. This amount will be paid in the form of a 120-month certain and life annuity. In the event of death prior to retirement, a designated beneficiary of executives who were participating in the Salary Continuation Plans on December 31, 1991, will instead receive annual payments each equal to 25% of the employee's final annual salary until the later of the date on which the employee would have attained age 65 or the date on which a minimum of ten payments have been made. These agreements automatically terminate upon the officer's termination of service for reasons other than death, disability or retirement; except that in the event of a change in control of the Corporation, as defined in the Severance Plan (discussed below), and a subsequent voluntary or involuntary termination of the employee's employment within 2 years of the change in control, such employee shall be treated as continuing employment with the Corporation and its affiliates until age 65 at which time benefits shall begin. The Salary Continuation Plan caps compensation used to determine benefits at the greater of $200,000 or the annual base compensation in effect on December 31, 1991 for executives participating on that date. Effective December 31, 1993, the exclusive consulting arrangement was waived for Mr. Rolland. In connection with the transfer of Mr. Anker's employment from LNC to ASFC, his participation in the LNC plan was transferred to ASFC. As discussed elsewhere in this Proxy Statement, ASFC was sold to SAFECO Corporation on October 1, 1997.

CHANGE-IN-CONTROL ARRANGEMENTS

Recognizing that an unforeseen change of control is unsettling to the Corporation's key executives, the Board adopted the Lincoln National Corporation Executives' Severance Benefit Plan (the "Severance Plan"). The


<PAGE 19>

objectives of the Severance Plan are to:

     o attract certain qualified executives and encourage their continued employment in the face of an actual or threatened change of control

     o enable such executives to help the Board assess any proposed change of control of the Corporation and advise the Board regarding whether such proposal is in the best interests of the Corporation, its shareholders, and the policyholders and customers of its affiliates without being unduly influenced by the uncertainty of continued employment

     o demonstrate to those executives the Corporation's desire to treat them fairly

     o provide those executives with compensation and benefits upon a change of control which are designed to ensure that expectations of the executives will be satisfied

Executives eligible for participation in the Severance Plan ("Eligible Executives") are the members of the Corporation's Senior Management Committee and other employees as determined by the Compensation Committee. All Named Executive Officers were Eligible Executives during 1997. Pursuant to the Severance Plan, the Corporation may enter into agreements (which are not employment agreements) with Eligible Executives to provide severance benefits in the event that, within three years after a change of control of the Corporation has occurred (i) the Corporation terminates their employment for any reason other than cause, death or disability, or (ii) the Eligible Executive terminates employment for good reason, such as a change in the Eligible Executive's responsibilities, a reduction in salary or benefits, or relocation. Any termination of employment by the chief executive officer or the chief operating officer during such three-year period is deemed to be for good reason under the Severance Plan.

The benefit to which an Eligible Executive would be entitled under the terms of the Severance Plan is the greater of (1) 299.9% of the Eligible Executive's average annual compensation for the period consisting of the five most recent taxable years ending before the change in control and (2) 200% of the Eligible Executive's annual compensation (including all forms of compensation reportable on a Form W-2) based on the highest amount of consideration paid during (a) the calendar year preceding termination or (b) either of the two calendar years immediately preceding the year in which the change of control occurred. In addition, an Eligible Executive would be entitled to benefits such as the continuation of certain benefits under the welfare benefit plans in which he or she participates, immediate and 100% vesting in all retirement benefits, the value of certain unexercisable stock options and restricted stock, relocation benefits, outplacement services and a lump sum payment equal to 40.6% of any amount paid which is deemed an "excess parachute payment" under the Code. The Corporation must reimburse an Eligible Executive any and all legal fees and expenses incurred by the Eligible Executive relating to enforcing the Corporation's obligations under the Severance Plan. The Severance Plan supplements and does not supersede other plans, contracts of employment, or other arrangements which Eligible Executives may have with the Corporation or its affiliates.

In connection with Mr. Anker's transfer of employment from the Corporation to ASFC, the Corporation retained certain obligations and granted Mr. Anker certain rights relating to his employment with the Corporation, including the right to receive EVSP awards for Performance Cycles started (but not completed) during his employment with the Corporation and continued eligibility for the LNC Medical Plan for Retired Employees. Most other obligations of the Corporation and rights of Mr. Anker relating to his employment were transferred to ASFC.

In connection with the exploration of strategic options involving ASFC, the LNC Compensation Committee and the ASFC Board adopted change of control, retention incentive and severance arrangements with certain key employees, including Mr. Anker. Under his agreements, upon a change of control, Mr. Anker became immediately vested in all LNC restricted phantom stock units and restricted stock and dividend equivalent rights of ASFC. His agreement with ASFC also provided for a cash payment by ASFC upon a change of


<PAGE 20>

control of ASFC based upon the per share sales price of ASFC, which amount would become payable upon the earlier of 12 months after a change of control of ASFC or termination of Mr. Anker's employment. Based on the per share sales price of ASFC stock on October 1, 1997 (the date on which ASFC was sold), the award calculated under the foregoing formula amounted to a payment of 3.75 times base salary. ASFC also committed to pay an amount necessary to gross up the amounts paid and benefits provided to Mr. Anker in order to compensate him for any liability for federal excise taxes, if any such taxes were applicable.

EMPLOYMENT CONTRACTS

The Corporation has no employment agreement with any Named Executive Officer. However, ASFC, a subsidiary of the Corporation, had an employment agreement with Mr. Anker during 1997. Mr. Anker was named CEO of ASFC on January 1, 1997, and his employment agreement was scheduled to terminate on December 31, 1997. ASFC was sold to SAFECO Corporation on October 1, 1997, and is no longer a subsidiary of the Corporation.

Mr. Anker's employment agreement provided for the capacities in which he would serve as an employee of ASFC, his responsibilities, compensation, benefits, eligibility for stock option and restricted stock awards, and certain other benefits (e.g., early retirement and outplacement benefits in certain circumstances). In his employment agreement, Mr. Anker agreed not to disclose or reveal any trade secrets or other confidential information relating to ASFC both during and after the term of his employment agreement.

Under the employment agreement, Mr. Anker's 1997 base salary was to be not less than $565,000. Subject to that minimum, the ASFC Committee had the discretion to adjust Mr. Anker's base salary as it saw fit. The actual compensation paid to Mr. Anker during 1997 prior to the sale of ASFC on October 1, 1997 is set forth in the Summary Compensation Table on page 28.

Mr. Vaughan has a severance agreement which provides that from June 18, 1996 until the first month following his 55th birthday, if his employment is involuntarily terminated by the Corporation, he will be entitled to one year of severance pay at his then base salary. This arrangement does not apply to voluntary termination or if termination is for cause.

COMPENSATION OF DIRECTORS

Compensation Philosophy

The Board considers a variety of outside sources (e.g., comparisons with peer companies and third party studies on director compensation) when determining the levels and types of compensation to be paid to directors. Of particular relevance, the Board endorses each of the six "Best Practices" recommended in the Report of the Blue Ribbon Commission on Director Compensation of the National Association of Corporate Directors. Consistent with those practices, the Board adheres to the following guidelines in establishing director compensation:

     o a substantial portion of each director's compensation is paid in LNC Common Stock or stock units

     o in order to avoid the appearance of employee-like tenure or compromised independence, directors are not eligible for defined benefit pensions

     o directors are expected to achieve stock ownership of 5 times their annual retainer within 5 years of election to the Board


<PAGE 21>

LNC pays retainer and meeting fees only to Non-Employee Directors. Non-Employee Directors are also eligible to receive bonus awards and service awards or certain other retirement benefits. The Board believes that the fees of Non-Employee Directors are comparable to the fees paid to directors of similar companies.

Retainer and Meeting Fees

The Corporation pays retainer fees under the 1993 Stock Plan for Non-Employee Directors (the "Stock Plan"). Under the Stock Plan, the Corporation pays each Non-Employee Director an annual retainer of $35,000 ($18,000 in cash and $17,000 in LNC restricted stock). If a Non-Employee Director is elected to a new three-year term, the Corporation pays that director an additional $10,000 in restricted stock (rounded up to the nearest whole share). The restrictions on shares awarded under the Stock Plan will lapse on the earliest of the Non-Employee Director's death, disability, retirement from the Board at age 70 or, if specifically approved by the Board, other events of resignation or retirement from the Board.

In addition to the retainer fee, the Corporation paid each Non-Employee Director $1,100 for each Board and Board committee meeting he or she attended during 1997. Committee chairpersons received an additional fee of $5,000 for their services. The Corporation also reimburses directors (and sometimes their spouses) for the reasonable travel expenses they incur when attending Board and Board committee meetings.

Non-Employee Directors may defer the cash portion of their annual retainer and fees in stock units, as provided in the Stock Plan. When the director retires, he or she can receive the value of those units in LNC Common Stock or in cash, either in a lump sum payment or in annual installments over a period of up to fifteen years.

Bonus Awards, Service Awards and Other Benefits

Non-Employee Directors are eligible to receive Bonus Awards, Service Awards, and certain other benefits under the Directors' Value Sharing Plan (the "DVSP").

     Bonus Awards. The Corporation may award Bonus Awards if the total shareholder return of LNC Common Stock over a three-year period exceeds the median shareholder return of the companies in a particular peer group over the same period. (During the transition to the three-year cycle, the first cycle was one year (1996), the second cycle was two years (1996--1997), and future cycles will be three years.) Bonus Awards range from $0 (if the Corporation's total shareholder return is not above the median) to $41,000 (if the Corporation outperforms the relevant Peer Group), and are awarded as LNC stock units and credited to a non-qualified deferred compensation account established for each Non-Employee Director. For the cycle ended in 1997, Bonus Awards were calculated based on the Corporation's two-year performance, as compared to the performance of the following companies:

         Allstate Insurance Companies             SAFECO Corporation
         American General Corporation             SunAmerica, Inc.
         CIGNA Corporation                        The Equitable Companies, Inc.
         Protective Life Insurance Company        Torchmark Corporation
         Provident Companies, Inc.                Transamerica Corporation
         Reinsurance Group of America, Inc.       Travelers Inc.
         Reliastar Financial Corp.                USF&G Corporation

     There was no award for the 1996--1997 cycle.

     Service Awards. Except as discussed below under "Retirement Benefits," each Non-Employee Director receives a quarterly Service Award in the form of LNC stock units (up to a maximum of 40 Service Awards). As with Bonus Awards, Service Awards are credited to a non-qualified deferred compensation account established for each Non-Employee Director. Service Awards are


<PAGE 22>

     based upon a formula that takes into account the Non-Employee Director's age upon election to the Board, the annual retainer, and an assumed minimum return on LNC Common Stock.

     Certain Death Benefits. If a Non-Employee Director was a director on January 1, 1996, he or she could choose either to receive Service Awards under the DVSP or to continue participating in the Retirement Plan (described below). However, if a Non-Employee Director has elected to receive Service Awards, but dies prior to retirement from the Board, the value of his or her Service Award account will not be less than the lump sum death benefit that would have been payable under the Retirement Plan.

Retirement Benefits

Non-Employee Directors who were directors on January 1, 1996 and did not elect to receive Service Awards under the DVSP continue to be eligible for retirement benefits under the Retirement Plan. The annual benefit payable to a Non-Employee Director under the Retirement Plan is 0.833% of the director's retainer during the last year he or she was a director, multiplied by the number of months he or she served on the Board (up to a maximum of 120 months). A director may receive his or her retirement benefit under the Retirement Plan either in a single lump sum or in monthly payments beginning at the later of retirement or age 65. If the director dies prior to the date retirement benefits start, the death benefit will be paid to his or her beneficiary. Only two directors participate in the Retirement Plan. Non-Employee Directors who were first elected to the Board after January 1, 1996 have no right to retirement benefits other than Service Awards, as discussed above.


<PAGE 23>

                             COMPARISON OF FIVE-YEAR
                             CUMULATIVE TOTAL RETURN

The graph set forth below shows a five-year comparison of the yearly performance of the Corporation's cumulative total shareholder return (change in the year-end stock price plus reinvested dividends), based on a hypothetical investment of $100, with the S&P 500 Composite Index and an index of peer companies selected by the Corporation (the "Peer Group")

                               PERFORMANCE GRAPH
                       AMONG LNC, S&P 500 and PEER GROUP

                   [LINE GRAPH AVAILABLE IN PRINTED MATERIAL]

               1992      1993      1994      1995      1996      1997
LNC           100.00    122.13    102.34    163.90    166.37    255.87
S&P 500       100.00    110.08    111.54    153.45    188.69    251.64
PEER Group    100.00    120.85    107.37    171.58    227.31    352.22

                    Source: Media General Financial Services

Companies in the Peer Group are as follows:

         The Allstate Corporation                 SAFECO Corporation
         American General Corporation             Torchmark Corporation
         CIGNA Corporation                        Transamerica Corporation
         Equitable Companies, Inc.                Travelers Group Inc.
         Provident Companies, Inc.                USF&G Corporation
         Reliastar Financial Corporation

Companies in the Peer Group are publicly traded insurance holding companies with business units which are considered to be significant competitors of major business units of the Corporation, and their returns have been weighted for stock market capitalization.


<PAGE 24>

The following companies were acquired during 1997 and/or are no longer publicly-held companies, and have been removed from the Performance Graph Peer Group which appeared in last year's proxy statement: Equitable of Iowa Corporation, Providian Corporation, and USLIFE Corporation.

On October 1, 1997, the Corporation exited the property casualty line of business when it sold ASFC to SAFECO Corporation. Accordingly, beginning in next year's proxy statement, the following companies will be removed from the Performance Graph Peer Group in order to more accurately reflect that the Corporation no longer competes in that industry: CIGNA Corporation, SAFECO Corporation, The Allstate Corporation, Travelers, Inc., and USF&G Corporation. Currently, it is anticipated that the foregoing companies will be replaced with the following companies, assuming no changes to the Corporation's or those companies' current lines of business, or any other changes that would result in those companies not being considered appropriate peers: AmerUS Life Holdings, Inc., Conseco, Inc., Hartford Life, Inc., Jefferson-Pilot Corporation, Liberty Financial Companies, Inc., Life Re Corporation, and Nationwide Financial Services, Inc.

The Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.

There can be no assurance that the Corporation's stock performance will continue into the future with the same or similar trends depicted in the preceding graph. The Corporation will not make or endorse any predictions as to future stock performance.


                                     GENERAL

RELATIONSHIP WITH INDEPENDENT AUDITORS

Ernst & Young LLP has been selected by the Board to be the independent auditors to audit the consolidated financial statements of the Corporation for fiscal year 1998. This firm has been employed by the Corporation in that capacity continuously since January 17, 1968. Representatives of Ernst & Young LLP will be present at the annual meeting of shareholders, will be given an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions relating to the audit of the Corporation's 1997 consolidated financial statements.

SHAREHOLDER PROPOSALS

To Be Included in the Corporation's Proxy Materials

Any shareholder proposals intended to be considered for inclusion in the proxy materials for the Corporation's 1999 annual meeting of shareholders must be received by the Corporation no later than December 15, 1998.
All such proposals should be sent to the Secretary of the Corporation.

To Be Presented In-Person at Shareholder Meetings

Shareholders wishing to propose matters for consideration at a meeting of shareholders or to propose nominees for election as directors must follow the procedures contained in the Corporation's Bylaws. Such procedures include giving notice to the Secretary of the Corporation at least 50 and not more than 90 days prior to the meeting. However, in the event that less than 60 days' notice of the date of the meeting is given to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was given. That notice must include:


<PAGE 25>

      o the name and address of the proposing shareholder (as it appears on the Corporation's stock records)
      o a brief description of the business desired to be brought before the meeting
      o the class and number of shares of the Corporation which are beneficially owned by the proposing shareholder
      o a description of any interest of such proposing shareholder in the business proposed

In the case of a shareholder-proposed nominee for director, the required notice must also contain as to each person whom the shareholder proposes to nominate for election or re-election as a director:

      o   the name, age, business address and residence address of such person
      o   the principal occupation or employment of such person
      o the class and number of shares of the Corporation which are beneficially owned by such person
      o any other information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected)
      o the qualifications of the nominee to serve as a director of the Corporation

The person presiding at a meeting of shareholders is authorized by the Bylaws, if the facts warrant, to determine that the proposed business was not properly brought before the meeting, or was not lawful or appropriate for consideration at the meeting or that a nomination for director was not properly made. Upon a declaration of such determination by the chairman, the proposed business shall not be transacted or the defective nomination shall be disregarded, as the case may be.

No Qualifying Shareholder Proposals

No shareholder complied with the requirements for inclusion of a proposal in this Proxy Statement. Similarly, no shareholder has raised an issue which is proper for consideration at the Annual Meeting. Your proxy will be voted in the discretion of the proxy holders with respect to each matter properly brought before the meeting that has not been enumerated in this Proxy Statement or for which no specific direction was given on the proxy card.

ANNUAL REPORT

The Corporation's Annual Report to Shareholders, together with its Annual Report on Form 10-K filed with the SEC, for the fiscal year 1997 have previously been mailed to shareholders of record to the relevant addresses appearing on the Corporation's stock books. An additional copy of the Annual Report on Form 10-K will be provided on written request and without charge to each shareholder. Write to Donald Van Wyngarden, Second Vice President and Controller, Lincoln National Corporation, 200 East Berry Street, Fort Wayne, Indiana, 46802-2706.

                                  For the Board of Directors,



                                  C. Suzanne Womack
                                  Secretary
                                  April 9, 1998



<PAGE 26>



                                           TABLE A


                                    SECURITY OWNERSHIP OF
                          DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS


          NAME                AMOUNT OF LNC     LNC STOCK       TOTAL OF LNC
                              COMMON STOCK        UNITS         COMMON STOCK
                              AND NATURE OF                       AND STOCK
                               BENEFICIAL                           UNITS
                            OWNERSHIP<F1><F2>
=========================   ================    =========       ============
Robert A. Anker                 184,896           50,716            235,612
J. Patrick Barrett                6,393            2,822              9,215
Thomas D. Bell, Jr.               1,393            1,026              2,419
Jon A. Boscia                   105,765           14,104            119,869
Daniel R. Efroymson           1,006,689            2,569          1,009,258
Harry L. Kavetas                  1,931            3,177              5,108
Jack D. Hunter                  103,476            1,069            104,545
M. Leanne Lachman                 2,331            4,542              6,873
Earl L. Neal                      2,403            7,221              9,624
Roel Pieper                         742              164                906
John M. Pietruski                 3,403            2,908              6,311
Ian M. Rolland                  276,489           12,930            289,419
Jill S. Ruckelshaus               3,331              110              3,441
Gabriel L. Shaheen               40,522            6,956             47,478
Richard C. Vaughan               40,119           17,800             57,919
Gordon A. Walker                  2,062            5,603              7,665
Gilbert R. Whitaker, Jr.          3,403            4,250              7,653
Directors and Executive       1,977,030          193,873          2,170,903
Officers as a group - 27
persons

<F1> Each of these amounts represents less than 1% of the outstanding shares of the Corporation's Common Stock as of February 27, 1998. As to shares beneficially owned, each person, other than Mr. Efroymson, has sole voting and investment power except that the following persons each share voting and investment power with another person as to the number of shares indicated: Mr. Boscia, 11,720 shares; Mr. Rolland, 174 shares; Ms. Ruckelshaus, 200 shares; and Mr. Shaheen, 10,541 shares. In addition, the following persons have sole voting power (and no investment power) as to the number of shares indicated: Mr. Barrett, 1,393 shares; Mr. Bell, 1,393 shares; Mr. Boscia, 5,065 shares; Mr. Efroymson, 1,393 shares; Mr. Kavetas, 1,331 shares; Mr. Hunter, 3,752 shares; Ms. Lachman, 1,331 shares; Mr. Neal, 1,403 shares; Mr. Pieper, 742 shares; Mr. Pietruski, 1,403 shares; Ms. Ruckelshaus, 1,331 shares; Mr. Shaheen, 4,455 shares; Mr. Vaughan, 5,045 shares; Mr. Walker, 1,403 shares; and Dr. Whitaker, 1,403 shares. Of the shares reported for Mr. Efroymson, he has sole voting and investment power with respect to 4,430 shares, shared voting and investment power with respect to 995,966 shares. Of the shares reported for Mr. Efroymson, 427,560 shares are held in various trusts and 577,736 are held by Moriah Fund, Inc., a private foundation of which Mr. Efroymson is First Vice President and a Director. Mr. Efroymson disclaims beneficial ownership of all but 7,081 shares.

<F2> This table includes the following shares which are subject to acquisition within 60 days by the exercise of outstanding stock options: Mr. Anker, 144,000 shares; Mr. Boscia, 69,750 shares; Mr. Hunter, 49,125 shares; Mr. Rolland, 206,750 shares; Mr. Shaheen, 19,288 shares; and Mr. Vaughan, 27,125 shares.


<PAGE 27>



                                     TABLE B



                               SECURITY OWNERSHIP
                        OF CERTAIN BENEFICIAL OWNERS <F1>


TITLE OF          NAME AND ADDRESS OF BENEFICIAL              AMOUNT AND NATURE OF                 PERCENT
CLASS                         OWNER                           BENEFICIAL OWNERSHIP                OF CLASS

Common            The Dai-ichi Mutual Life                    6,754,311 shares                       6.7%
                  Insurance Company                           [sole voting and sole
                  1-13-1-Yuraku-Cho                           dispositive power of
                  Chiyoda-ku                                  all shares]
                  Tokyo, Japan  100-84-11

Common            The Capital Guardian Companies,             9,895,970  shares                      9.9%
                  Inc. (formerly, The Capital Group,          [sole dispositive power -
                  Inc.) and its subsidiary, Capital           9,895,970 shares;
                  Research and Management                     sole voting power
                  Company                                     - 970 shares]
                  333 South Hope Street
                  Los Angeles, California 90071

Common            Sanford C. Bernstein & Co.,Inc.             5,677,229  shares                      5.6%
                  767 Fifth Avenue                            [sole voting power
                  New York, NY  10153                          - 3,092,788 shares;
                                                              shared voting power
                                                              - 681,793 shares;
                                                              sole dispositive power
                                                              - 5,577,229 shares]

<F1> The information set forth in this Table is based solely on a review by the
Corporation of the filings of Schedules 13G and D filed with the Securities and Exchange Commission and provided to the Corporation by the above named beneficial owners. Information regarding the amount and nature of beneficial ownership is to the best of the Corporation's knowledge as of December 31, 1997; the percentages, however, have been calculated by the Corporation as of the record date, March 20, 1998.


<PAGE 28>



                                                             TABLE C



                                                  SUMMARY COMPENSATION TABLE

                                                   ANNUAL                             LONG-TERM COMPENSATION
                                                COMPENSATION                          AWARDS            PAYOUT
                                       ================================     =========================   =======
         (a)               (b)           (c)          (d)         (e)          (f)            (g)          (h)            (i)

                                                                OTHER                      SECURITIES                       ALL
                                                               ANNUAL       RESTRICTED     UNDERLYING                      OTHER
NAME AND                                                       COMPEN-        STOCK         OPTIONS/       LTIP          COMPEN-
PRINCIPAL                 YEAR         SALARY        BONUS     SATION<F2>    AWARDS<F3>       SARs       PAYOUT(S)       SATION<F8>
POSITION                                 ($)          ($)         ($)           ($)           (#)           ($)             ($)

IAN M. ROLLAND            1997        1,062,308        -0-         -0-        ----           88,425         -----<F6>     20,523
Chairman and CEO          1996        1,003,077        -0-         -0-         -0-           75,000     1,739,078<F7>    148,597<F9>
of LNC                    1995          958,461        -0-         -0-         -0-<F4>       39,000     1,309,806<F4>    113,238
ROBERT A. ANKER<F1>       1997          450,915     65,192         -0-        ----              -0-         -----<F6>     51,708
Former Chairman and       1996          563,846        -0-         -0-         -0-           40,000       884,418<F7>     65,588<F9>
CEO of American           1995          534,038        -0-         -0-         -0-<F4>       25,000       704,915<F4>     84,151
States Insurance
Company
JON A. BOSCIA             1997          434,094        -0-         -0-        ----           26,000         -----<F6>     22,041
President of LNC          1996          384,768        -0-         -0-         -0-           18,000       796,430<F7>     63,576<F9>
                          1995          375,384        -0-         -0-      257,019          16,000       312,975<F5>     39,635

RICHARD C.                1997          394,076        -0-         -0-        ----           26,074         -----<F6>     23,690
VAUGHAN                   1996          343,653        -0-         -0-      275,053          14,500       550,053<F7>     59,303<F9>
Executive Vice            1995          312,577        -0-         -0-      385,247          12,000       200,000<F5>     36,514
President and CFO of
LNC
JACK D. HUNTER            1997          367,692        -0-         -0-        ----           28,464         -----<F6>     33,095
Executive Vice            1996          351,443        -0-         -0-         -0-           14,500       591,301<F7>     36,953
President and General     1995          323,231        -0-         -0-      200,026          11,000       200,000         39,690
Counsel of LNC
GABRIEL L.                1997          350,192        -0-     411,243        ----           26,000         -----<F6>     18,476
SHAHEEN                   1996          338,019        -0-         -0-         -0-           17,250       680,127<F7>     28,787
President and CEO of      1995          301,077        -0-         -0-      237,505          14,000       237,500         31,042
The Lincoln National
Life Insurance Co.

<F1> During 1997, Mr. Anker's compensation was paid by American States Financial
Corporation ("ASFC"), which, until October 1, 1997, was a subsidiary of the Corporation. The amounts shown for 1997 reflect compensation paid to Mr. Anker while ASFC was a subsidiary of the Corporation and do not reflect any amounts that were paid or became payable after October 1, 1997. Prior to his employment with ASFC, Mr. Anker was employed by, and participated in various plans of the Corporation. The amounts set forth in columns (f) and (g) reflect awards made under the Corporation's plans. No awards were made to Mr. Anker under ASFC plans during the time ASFC was a subsidiary of the Corporation.

<F2> The amounts included represent amounts reimbursed during the fiscal year for payment of taxes. Perquisites and other personal benefits of the Named Executive Officers, other than Mr. Shaheen, did not exceed the lesser of $50,000 or 10% of the total of base salary and annual bonus for the Named Executive Officers during the years reported in the table and, therefore, were not included in the table. Amounts in this column for Mr. Shaheen represent compensation related to Mr. Shaheen's overseas assignment, including United Kingdom taxes ($238,750) and tax "gross-ups" ($117,058); the remaining $55,436 is attributable to related matters, including automobile reimbursement, tuition and a one-time award relating to overseas service.

<F3> Represents the Fair Market Value on the date of grant of the award of restricted shares of Common Stock awarded under the Executive Value Sharing Plan ("EVSP") for the periods ending in 1995 and 1996. No dividends are payable on the restricted shares; however, when the restrictions lapse, a "dividend equivalency" bonus is paid and reported in the "LTIP Payouts" column. The restrictions on the shares awarded under the EVSP lapse on the third anniversary of January 1 of the year next succeeding the applicable performance cycle. Restricted stock awards for 1997 will not be available until late April or early May 1998. Those awards will be included for the applicable year in next year's proxy statement. The number and


<PAGE 29>

aggregate value of restricted stock holdings, including restricted stock units, of the Named Executive Officers as of December 31, 1997, are as follows: Mr. Rolland, 12,930 shares ($1,010,156); Mr. Anker, 0 shares; Mr. Boscia, 5,065 shares ($395,703); Mr. Vaughan, 9,024 shares ($705,000); Mr. Hunter, 3,752 shares ($293,125); and Mr. Shaheen, 10,776 shares ($841,875). As of December 31, 1997, the number and value of the aggregate restricted stock holdings (including restricted stock units) of all employees of the Corporation were 500,053 shares representing a total value of $39,066,640.

<F4> Because of 162(m) of the Code, the 1995 awards to Messrs. Rolland and Anker were made in restricted stock units in lieu of restricted stock. The value of these stock units is reflected in the "LTIP Payout(s)" column. Mr. Anker's restricted stock units vested on the sale of ASFC.

<F5> The LTIP Payout includes cash payments under the EVSP for 1995.

<F6> The awards for 1997 are not yet available and will be reported in next year's proxy statement. The amount of the awards reported in next year's proxy statement will include the dividend equivalencies paid in cash (or credited to the Corporation's deferred compensation plan) during 1997 with respect to restricted stock or restricted stock units which vested in 1997, as follows: Mr. Rolland, $157,328; Mr. Anker, $161,478; Mr. Boscia, $61,053; Mr. Vaughan,
$19,409; Mr. Hunter, $49,313; and Mr. Shaheen, $10,988. Mr. Anker's award will be prorated, based on the period during which he was employed by the Corporation and its subsidiaries.

<F7> The amount shown in last year's table (which consisted solely of dividend equivalencies paid in cash (or credited to the Corporation's deferred compensation plan) during 1996 with respect to restricted stock or restricted stock units which vested in 1996) was increased by the following amounts, which were awarded by the Board at its May, 1997, meeting and were not available for inclusion in last year's proxy statement for the cash portion of the 1996 EVSP:
Mr. Rolland, $1,450,000; Mr. Anker, $769,000; Mr. Boscia, $725,000 and Mr.
Vaughan, $275,000. The cash portion of the EVSP award comprises $550,000 of the amount shown for Mr. Hunter and $337,500 of the amount shown for Mr. Shaheen. An additional $337,533 of the amount reported for Mr. Shaheen is comprised of the portion of his EVSP that was made in restricted stock units. The remaining amounts ($41,301, in the case of Mr. Hunter, and $5,094, in the case of Mr. Shaheen) are attributable to dividend equivalencies paid in cash during 1996 with respect to restricted stock or restricted stock units that vested in 1996.

<F8> Amounts included in the All Other Compensation column are amounts contributed or accrued for the Named Executive Officers under the Corporation's Employees' Savings and Profit-Sharing Plan, the related supplemental savings plans and the dollar value of insurance premiums paid by the Corporation. The amounts contributed to the Profit-Sharing Plan and accrued supplements for fiscal 1997 are as follows: Mr. Rolland, $15,935; Mr. Anker, $8,475; Mr. Boscia, $6,511; Mr. Vaughan, $5,911; Mr. Hunter, $5,515; and Mr. Shaheen, $5,253;
however, the Board is expected to determine the additional profit-sharing amount for 1997 at its May, 1998, board meeting, and this amount will be disclosed in the 1999 proxy statement. The amounts of insurance premiums for fiscal 1997 are as follows: Mr. Rolland, $95,323 (paid in February 1998 for 1997 premium); Mr. Anker, $41,000; Mr. Boscia, $13,504; Mr. Vaughan, $15,779; Mr. Hunter, $14,855;
and Mr. Shaheen, $11,461.

<F9> The additional profit-sharing amounts for 1996 which were not available for last year's proxy statement and which were awarded by the Board at its May, 1997, meeting were as follows: Mr. Rolland, $76,494; Mr. Anker, $34,542; Mr. Boscia, $29,343; and Mr. Vaughan, $26,208.


<PAGE 30>

                                     TABLE D

Effective January 1, 1994, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows deductions for "non-performance-based" compensation in excess of $1,000,000 paid to the executive officers who are listed in the Summary Compensation Table for the tax year in which the Corporation would be entitled to the deduction. The Corporation adopted, and shareholders approved, a restatement of the Corporation's Executive Value Sharing Plan (the "EVSP") at its May 1994 annual meeting of shareholders. Pursuant to the recommendation of the Compensation Committee, after that Committee's consideration of a study by an outside consultant in the field of executive compensation, the Corporation adopted and shareholders approved at the May 1997 annual meeting of shareholders a new 1997 Incentive Compensation Plan (the "ICP"), affording the Compensation Committee greater flexibility in tailoring awards to satisfy the Corporation's business needs and objectives. The Corporation believes that incentive awards under both the EVSP and the ICP can qualify for a "performance-based compensation" exception to the Section 162(m) deduction disallowance rule. In order to effect a transition from the EVSP to the ICP with respect to EVSP performance periods that began with 1995 and 1996, the maximum amount payable for the 1997 ICP award will be the greater of the amounts determined under the ICP maximums established by the Compensation Committee in 1997 or the EVSP maximums established by that Committee for the 1995-1997 period in 1995. The table below reflects the EVSP maximums, which are the higher of the two previously established. Actual awards have not yet been determined.

                      LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                               Performance            Estimated future payouts under
                Number of       or other                non-stock price-based plans
                 shares,      period until     ============================================
             units or other   maturation or    Threshold<F2>
    Name        rights<F1>#       payout          $ or #       Target<F3>       Maximum<F4>
Rolland            N/A         1995 - 1997       870,000       2,200,000         3,800,000
Anker <F5>         N/A         1995 - 1997       350,000         873,333         1,533,333
Boscia             N/A         1995 - 1997       400,000       1,000,000         1,800,000
Vaughan            N/A         1995 - 1997       320,000         790,000         1,400,000
Hunter             N/A         1995 - 1997       320,000         790,000         1,400,000
Shaheen            N/A         1995 - 1997       370,000         930,000         1,620,000

<F1> The EVSP permits the Compensation Committee to establish performance goals.
Under the EVSP, goals for the Named Executive Officers relate the Corporation's performance to a selected group of companies (the "Peer Group") which is not the same as the peer group in the performance graph on page 23. If the increase in the dividend-adjusted value sharing return on equity of the Corporation for the three-year performance cycle exceeds the average performance of selected companies, then an award will be made according to a pre-established formula with Compensation Committee discretion to adjust downward. The selected companies for the 1995--1997 cycle include: Allstate Corp., Aetna, Inc., American General Corp., CIGNA Corp., The Equitable Companies, Inc., Jefferson-Pilot Corporation, Provident Life & Accident, Providian Corporation (formerly Capital Holding, Inc.), Reinsurance Group of America, Inc., Reliastar Financial Corp. (formerly The NWNL Companies), SAFECO Corp., SunAmerica, Inc., Torchmark Corp., Transamerica Corp., Travelers Inc., USF&G Corp. and USLIFE Corp.

<F2> The basic philosophy is to make no payment if performance is equal to or below the average performance of the selected companies; however, the maximums produced by the formula and payable at threshold are established at higher levels than zero in order to permit the Compensation Committee the discretion to adjust downward to comply with Section 162(m) of the Code. The average performance is determined for each of the three years in a performance cycle by deleting the top three and bottom three companies to determine an annual average and then averaging the three years to determine the Corporation's ranking.

<F3> The target is the estimated maximum that would be paid in 1998 for the
1995--1997 three-year cycle (assuming the EVSP was still in effect) if the Corporation's performance is at the 75th percentile compared to the Peer Group. Upon completion of the cycle, any award may be paid in restricted stock or stock units, cash or any combination thereof.

<F4> The maximum is the most that would be awarded if the Corporation was the top company among the selected group of competitors for the 1995-1997 Performance Cycle. If there is no increase in book value for a performance cycle, no payment is made.

<F5> The estimated future payouts for Mr. Anker show threshold, target, and maximum awards that have been prorated to reflect service during only a portion of the period.


<PAGE 31>

                                     TABLE E


OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                             Potential Realizable Value
                                                                                               at Assumed Annual Rates
Individual Grants                                                                            of Stock Price Appreciation
                                                                                                   for Option Term
  (a)                 (b)                (c)                (d)              (e)                 (f)                 (g)

                   Number of         % of Total
                  Securities         Options/SARs
                  Underlying         Granted to
                 Options/SARs       Employees in        Exercise or
                Granted<F1><F2>     Fiscal Year<F3>    Base Price<F4>     Expiration
  Name                 (#)                               ($/Shares)         Date<F5>            5%($)               10%($)
Rolland                   78,000         7.1676            58.94           05/14/07           2,890,912           7,326,438
                          10,425         0.9579            67.63           05/11/99              68,788             140,676
                          ------         ------                                               ---------           ---------

                total:    88,425         8.1255                                               2,959,700           7,467,115
Anker                        -0-            -0-            -0-                  -0-                 -0-                 -0-
Boscia                    26,000         2.3892            58.94           05/14/07             963,637           2,442,146
Vaughan                   25,000         2.2973            58.94           05/14/07             926,574           2,348,217
                           1,074         0.0986            72.22           05/13/02              20,322              44,641
                          ------         ------                                               ---------           ---------

                total:    26,074         2.3959                                                 946,896           2,392,858
Hunter                    25,000         2.2973            58.94           05/14/07             926,574           2,348,217
                           3,464         0.3183            67.63           05/10/00              35,713              74,845
                          ------         ------                                               ---------           ---------

                total:    28,464         2.6156                                                 962,287           2,423,062
Shaheen                   26,000         2.3892            58.94           05/14/07             963,637           2,442,146

<F1> Options granted on May 14, 1997 are exercisable starting 12 months after the grant date with respect to 25% of the shares granted and with an additional 25% of the option shares granted becoming exercisable on each successive anniversary, with full vesting occurring on the date of the first to occur of death, disability, retirement or a change of control of the Corporation.

<F2> Mr. Rolland received a reload grant of 10,425 options on June 13, 1997 in connection with his exercise of 30,000 options granted on May 10, 1989. Mr. Vaughan received a reload grant of 1,074 options on August 5, 1997 in connection with his exercise of 2,800 options granted on May 13, 1992. Mr. Hunter received a reload grant of 3,464 options on June 13, 1997 in connection with his exercise of 9,000 options granted on May 9, 1990. Reload options are exercisable two years from the date of grant of the reload option if the fair market value of LNC stock is 125% or more of the reload option price, with earlier exercise permitted on the date of the first to occur of death, disability, retirement, one month prior to the end of the ten-year term of the initial option or a change of control of the Corporation.

<F3> The Corporation granted options representing 1,088,229 shares to employees in fiscal year 1997.

<F4> The exercise price and tax withholding obligations related to exercise may be paid by delivery of mature shares or by offset of the underlying shares, subject to certain conditions.

<F5> The options granted May 14, 1997 were granted for a term of 10 years, subject to earlier forfeiture in certain events related to termination of employment.
The reload options discussed in footnote 2 above were granted for the term of the initial options, subject to earlier forfeiture in certain events related to termination of employment.


<PAGE 32>

                                               TABLE F


                           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                 AND FISCAL YEAR-END OPTION/SAR VALUES
  (a)              (b)                (c)                           (d)                                     (e)
                                                           Number of Unexercised            Value of Unexercised in-the-money
                                                        Options held at December 31,           Options Held at December 31,
                                                                    1997                                    1997 <F1>
                  Shares
 Name            Acquired         Value Realized       Exercisable       Unexercisable       Exercisable       Unexercisable
                on Exercise            ($)

Rolland           30,000            1,323,750            206,750            171,675           9,114,584          4,430,037
Anker             40,000            1,699,244            144,000                  0           5,720,290                  0
Boscia             7,000              263,535             69,750             51,250           3,061,419          1,369,896
Vaughan            2,800              124,597             32,325             45,449           1,306,784          1,151,751
Hunter             9,000              374,355             49,125             47,839           2,119,513          1,183,359
Shaheen            2,500               76,899             19,288             47,062             696,781          1,214,418

<F1> Based on the closing price on the New York Stock Exchange Composite
Transactions ("NYSE") of the Corporation's Common Stock on December 31, 1997 ($78.125).


<PAGE 33>



                                     TABLE G


                                  PENSION TABLE
   ESTIMATED ANNUAL RETIREMENT BENEFIT FOR CREDITED YEARS OF SERVICE<F1>,<F3>
    Final
   Average
   Salary<F2>     10 Years    15 Years      20 Years     25 Years     30 Years      35 Years     40 Years     45 Years
$  300,000        $ 49,755    $ 74,632      $ 99,510     $124,387     $149,265      $174,142     $181,642     $189,142
   350,000          58,255      87,382       116,510      145,637      174,765       203,892      212,642      221,392
   400,000          66,755     100,132       133,510      166,887      200,265       233,642      243,642      253,642
   450,000          75,255     112,882       150,510      188,137      225,765       263,392      274,642      285,892
   500,000          83,755     125,632       167,510      209,387      251,265       293,142      305,642      318,142
   550,000          92,255     138,382       184,510      230,637      276,765       322,892      336,642      350,392
   600,000         100,755     151,132       201,510      251,887      302,265       352,642      367,642      382,642
   650,000         109,255     163,882       218,510      273,137      327,765       382,392      398,642      414,892
   700,000         117,755     176,632       235,510      294,387      353,265       412,142      429,642      447,142
   750,000         126,255     189,382       252,510      315,637      378,765       441,892      460,642      479,392
   800,000         134,755     202,132       269,510      336,887      404,265       471,642      491,642      511,542
   850,000         143,255     214,882       286,510      358,137      429,765       501,392      522,642      543,892
   900,000         151,755     227,632       303,510      379,387      455,265       531,142      553,642      576,142
   950,000         160,255     240,382       320,510      400,637      480,765       560,892      584,642      608,392
 1,000,000         168,755     253,132       337,510      421,887      506,265       590,642      615,642      640,642
 1,050,000         177,255     265,882       354,510      443,137      531,765       620,392      646,642      672,892
 1,100,000         185,755     278,632       371,510      464,387      557,265       650,142      677,642      705,142
 1,150,000         194,255     291,382       388,510      485,637      582,765       679,892      708,642      737,392

<F1> This table assumes retirement at age 65 (current normal retirement date), and at age 65, the following individuals will have the number of years credited service indicated: Mr. Rolland, 42; Mr. Anker, 32; Mr. Boscia, 34;
Mr. Vaughan, 24; Mr. Hunter, 40; and Mr. Shaheen, 41. Mr. Anker does not participate in the Lincoln pension plan.

<F2> Final average salary is the average of an employee's base salary paid in any consecutive 60-month period during an employee's last ten years of active employment which produces the highest average salary. The base salary for the Named Executive Officers is reflected in Column (c) of the Summary Compensation Table on page 28.

<F3> As a result of limitations under the Internal Revenue Code, a portion of these amounts will be paid under supplemental benefit plans established by the Corporation to provide benefits (included in this table) which would exceed these limits.

[Front of Proxy Card]

                        LINCOLN NATIONAL CORPORATION
                             FORT WAYNE, INDIANA

     The undersigned shareholder in LINCOLN NATIONAL CORPORATION (the "Corporation"), an Indiana corporation, hereby constitutes and appoints IAN M. ROLLAND, JILL S. RUCKELSHAUS and C. SUZANNE WOMACK or any one or more of them, the true and lawful attorney in fact and proxy of the undersigned, with full power of substitution to all or any one or more of them, to vote as proxy for and in the name, place and stead of the undersigned at the ANNUAL MEETING of the shareholders of the Corporation, to be held at the Grand Wayne Center, 120 West Jefferson Boulevard, Fort Wayne, Indiana at 10:00 a.m., local time, Thursday, May 14, 1998, or at any adjournment thereof, all the shares of stock in the corporation shown on the other side (whether Common Stock or $3.00 Cumulative Convertible Preferred Stock, Series A) which the undersigned would be entitled to vote if then personally present, hereby revoking any proxy heretofore given.

     A majority of such attorneys and proxies who shall be present and shall act as such at the meeting or any adjournment thereof, or if only one such attorney and proxy be present and act, then that one, shall have and may exercise all the powers hereby conferred.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY
WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND AUTHORIZATION WILL BE
GIVEN TO THE NAMED PROXIES, OR ANY ONE OR MORE OF THEM, IN THEIR DISCRETION TO ACT OR VOTE UPON OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
                                                                 [SEE REVERSE
              (Continued, and to be Signed, on reverse side)         SIDE]



                              FOLD AND DETACH HERE



[Back of Proxy Card]


[X] Please mark your
    votes as in this
    example.

        The Board of Directors recommends a vote for the following:


                        FOR    WITHHELD
1. To elect directors  [   ]    [   ]    Nominees for three year terms
                                         expiring 2001:
       For all nominees except           Jon A. Boscia, Eric G. Johnson,
       as noted below:                   John M. Pietruski and Gilbert R.
                                         Whitaker, Jr.
       ________________________

2. In their discretion, to act or vote     FOR    AGAINST   ABSTAIN
   upon other matters which may           [   ]    [   ]     [   ]
   properly come before the meeting
   or any adjournment thereof.



                                    MARK HERE            MARK HERE
                                    FOR ADDRESS  [   ]   IF YOU PLAN   [   ]
                                    CHANGE AND           TO ATTEND
                                    NOTE AT LEFT         ANNUAL MEETING

                           All of the above in accordance with the Notice of Annual Meeting of Shareholders and Proxy Statement for the meeting, receipt of which is hereby acknowledged.

                           Signature must be that of the shareholder. If shares are held jointly, each shareholder named should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. Executors, administrators, trustees, guardians, attorneys in fact, etc. should so indicate when signing.

                           _________________________________________________

                           _________________________________________________
                             SIGNATURE                                DATE




                             FOLD AND DETACH HERE



                          LINCOLN NATIONAL CORPORATION

                         Company Highlights During 1997



o Income from operations, excluding special charges, and net income set records in 1997.

o The quarterly dividend on LNC's Common Stock was increased at the November 1997 Board of Directors meeting to $.52 per share, the 15th consecutive year of increased dividends.

o Completed the sale of American States Financial Corporation and announced the acquisition of the individual life insurance and annuities business from CIGNA Corp. These were the largest sale and purchase, respectively, in the Company's history.